Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this (Amendment No. 3) to the Registration Statement filed on Form S-1 of our report dated April 1, 2009, (the report includes an explanatory paragraph regarding an uncertainty about whether the entity is going to continue as a going concern) relating to the consolidated financial statements of Gold Ribbon Bio Energy Holdings Inc and Subsidiary, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Minneapolis, Minnesota
April 1, 2009